UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2016 (May 4, 2016)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas		76065
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 775-9801

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entering into a Material Definitive Agreement.

Ennis, Inc. (the “Company”) today announced that it has accepted a superior offer to sell Alstyle Apparel, LLC and its subsidiaries, which constitute the Company’s apparel division (the “Apparel Division”), to Gildan Activewear Inc. (“Gildan”) and that it has terminated its previously announced sale agreement with another buyer, all as more fully described below.

In connection with the superior offer, the Company and Gildan have entered into a Unit Purchase Agreement, dated May 4, 2016 (the “Gildan Purchase Agreement”), pursuant to which Gildan will acquire the Apparel Division from the Company for an all-cash purchase price of $110,000,000, subject to a working capital adjustment, customary indemnification arrangements and the other terms of such agreement (the “Gildan Transaction”). The closing of the Gildan Transaction, which is anticipated to occur by the end of the Company’s second fiscal quarter, is conditioned upon customary closing conditions, including applicable regulatory approvals. Following the closing, the Company will provide transition assistance to Gildan for certain administrative, financial, human resource and information technology matters and will sublease from Gildan a portion of a certain property located in Anaheim, California that is leased by the Apparel Division. As part of the purchase price, Gildan has funded the Company’s payment of the $3,000,000 termination fee payable to the initial buyer of the Alstyle Division in connection with the termination of the initial purchase agreement with such buyer, as more fully described below.

The description of the Gildan Purchase Agreement and the Gildan Transaction set forth above is qualified in its entirety by reference to the full text of the Gildan Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On May 4, 2016, the Company issued a press release announcing the Gildan Transaction, which is included as Exhibit 99.1 hereto. The portions of the press release describing the Gildan Transaction under the heading “Sale of Apparel Division” is deemed filed pursuant to the rules and regulations of the Securities and Exchange Commission.

Item 1.02	Termination of a Material Definitive Agreement.

Prior to the Gildan Purchase Agreement, on April 1, 2016, the Company had entered into a Unit Purchase Agreement (the “Initial Purchase Agreement”) with Alstyle Operations, LLC (the “Initial Buyer”) and, for the limited purpose set forth in such agreement, Steve S. Hong. Under the Initial Purchase Agreement, the Initial Buyer had agreed to acquire the Apparel Division from the Company for an aggregate purchase price of $88,000,000, consisting of $76,000,000 in cash to be paid at closing, subject to a working capital adjustment, and an additional $12,000,000 to be paid pursuant to a capital lease covering certain equipment utilized by the Apparel Division that was to have been retained by the Company. The Initial Purchase Agreement also contemplated post-closing transition services and a sublease similar to those contemplated by the Gildan Purchase Agreement.

Under the Initial Purchase Agreement, the Company had retained the right to terminate such agreement in the event that the Company were to receive an unsolicited purchase offer for the Apparel Division which was not matched by the Initial Buyer that, in the judgment of the Board of Directors of the Company in the exercise of its fiduciary duties on behalf of the Company’s stockholders, constituted a superior offer to the transactions contemplated by the Initial Purchase Agreement. Pursuant to its retained termination right and after the expiration of the time period during which the Initial Buyer was permitted to deliver a matching proposal, on May 4, 2016 and prior to entering into the Gildan Purchase Agreement, the Company terminated the Initial Purchase Agreement and paid the required $3,000,000 termination fee to the Initial Buyer in connection therewith.

Item 2.02	Results of Operations and Financial Condition.

At this time, the Company has not yet issued its audited financial results for its fiscal year ended February 29, 2016. However, in connection with entering into the Initial Purchase Agreement to sell the Apparel Division to the Initial Buyer, the Company previously announced its preliminary financial results with respect to the quarter and year ended February 29, 2016. The Company anticipates announcing its final financial results on or about May 10, 2016 and the filing of its Annual Report on Form 10-K for such fiscal year on or about May 12, 2016. Based on presently available information, on a preliminary and unaudited basis, and assuming a closing date by the end of June 2016, the Company anticipates that it will incur a pre-tax loss on the sale of Alstyle Apparel to Gildan pursuant to the Gildan Purchase Agreement of between $25 million and $35 million. Based on certain tax elections expected to be made, the Company is expecting to be able to treat the loss as an operating loss for tax purposes.

The Company will provide pro forma information concerning the sale of the Apparel Division to Gildan as part of its Form 8-K to be filed in connection with the closing of the Gildan Transaction.

The information set forth above in this Item 2.02 and the portions of the Company’s above-referenced press release describing certain preliminary and unaudited financial information under the heading “Financial Information” is deemed furnished and not filed pursuant to the rules and regulations of the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Unit Purchase Agreement, dated May 4, 2016, by and between Ennis, Inc. and Gildan Activewear Inc.

99.1	Ennis, Inc. press release dated May 4, 2016 announcing the Gildan Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

By:	/s/ Richard L. Travis Jr.
Richard L. Travis, Jr.
Chief Financial Officer

Date: May 4, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Unit Purchase Agreement, dated May 4, 2016, by and between Ennis, Inc. and Gildan Activewear Inc.

99.1	Ennis, Inc. press release dated May 4, 2016 announcing the Gildan Transaction.